Exhibit 10.27

Information Technology and Related Services

Agreement

Parties:	PCCW Solutions Limited
(Service Provider)

FWD GROUP MANAGEMENT HOLDINGS LIMITED
(Service Recipient)

Date:	24 December 2020

Confidential	Page 1 of 16

CONTENTS

1.	Definitions & Interpretation:	3

2.	Conditional Agreement:	5

3.	Term:	5

4.	Supply of Services:	5

5.	Annual Cap:	5

6.	Service Fees:	6

7.	Modification:	6

8.	Taxes:	6

9.	Records:	6

10.	Limitation of Liability:	7

11.	Termination and Expiry:	7

12.	Compliance with Laws:	8

13.	Costs:	8

14.	Intellectual Property Rights:	8

15.	Confidential Information:	8

16.	Personal Data Privacy:	8

17.	Warranties & Exclusions:	9

18.	Sub-contracting:	9

19.	Assignment:	9

20.	Force Majeure:	9

21.	General Provisions:	10

Schedule 1 (Contract Details)	13

Schedule 2 (Services)	14

Schedule 3 (Service Levels)	15

Schedule 4 (Service Fees)	16

Confidential	Page 2 of 16

Information Technology and

Related Services Agreement

Date: 24 December 2020

THIS AGREEMENT ("Agreement") is made as of the Effective Date between:

Parties:

(1)	The person or transferees (the company named or "Service Provider"); described and in Item 1 of Schedule and includes its permitted assigns and

(2)	The person or transferees (the company named or described "Service Recipient"), in Item 2 of Schedule 1 and includes its permitted assigns and

(each a "Party" and collectively the "Parties ")

Recitals:

The Service Provider has agreed to supply or procure other members of the Service Provider Group to supply to the Service Recipient or other SRG Company the services and other deliverables as more particularly described in and upon the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1.           Definitions & Interpretation:

1.1         Definitions: The following definitions apply:

Agreement means this agreement and the Schedule(s) including all subsequent amendments as may be mutually agreed between both Parties from time to time.

Annual Cap means in respect of a Service Year, the maximum aggregate annual value of the Services provided under this Agreement in respect of that Service Year, expressed in monetary value, as follows:

Service Year ending 31 December	Annual Cap (HK$ million)
2020	20
2021	280
2022	360

Business Day means a day other than a Saturday, Sunday or a public holiday in Hong Kong .

Condition has the meaning given in Clause 2.

Deliverables means any and all goods, equipment, fixtures, works and materials to be developed, prepared or supplied by the Service Provider, its employees, agents or sub-contractors in relation to the Services.

Effective Date means the date of this Agreement.

Hong Kong means the Hong Kong Special Administrative Region of the People's Republic of China.

Intellectual Property Rights means any patent right, design right, copyright, database right, trademark or trade name (whether or not registered), and any pending applications relating to the foregoing , web site address, trade secrets, know-how, and all other intellectual property rights which may exist in any part of the world.

Law means any law, ordinance, regulation or code or any lawful declaration , decision , notification , determination opinion, order, licence, licence condition or direction made by any Regulatory Authority, and includes Privacy Laws.

License means a license issued by a Regulatory Authority regulating the Services and/or business of the Service Provider or the Service Recipient.

Confidential	Page 3 of 16

INFORMATION TECHNOLOGY AND RELATED SERVICES AGREEMENT

Listing Rules means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

Personal Data has the same meaning as given in the Personal Data (Privacy) Ordinance (Cap. 486) of the laws of Hong Kong.

Privacy Law means any requirement, obligation or duty contained in any Law or License applicable to or protecting the privacy of individuals and their personal information.

Regulatory Authority means a government or a governmental, semi-governmental or judicial entity or authority in Hong Kong and includes a self-regulatory organisation established under statute or a stock exchange (including The Stock Exchange of Hong Kong Limited) and any person, office, agency of department having regulatory authority in Hong Kong in respect of the Services and/or business of the Service Provider or the Service Recipient.

Regulatory Compliance means compliance with the relevant requirements applicable to connected transactions under the Listing Rules.

Schedule means a schedule to this Agreement, as may be modified from time to time.

Service Fees means the service fees payable by the relevant SRG Company to the SPG Company under this Agreement and/or the Specific Agreements.

Service Levels means the detailed performance standards and other requirements in respect of the supply of the Services set out in Schedule 3, as may be modified under Clause 7.

Service Provider Group means HKT Solutions Holdings Limited (a company incorporated in the Cayman Islands) and its direct and indirect Subsidiaries.

Service Recipient Group means FWD Limited, FWD Group Limited and their respective direct and indirect Subsidiaries.

Service Year means a calendar year of the Term .

Services means the services described in Schedule 2, as may be modified under Clause 7 and includes the Deliverables.

Specific Agreement means an existing agreement entered into before the date of this Agreement or a future agreement to be entered into after the date of this Agreement between the Parties or the respective SPG Company and SRG Company in respect of the Services, including without limitation order forms or purchase orders and Specific Agreements shall be construed accordingly.

SPG Company means a member of the Service Provider Group.

SRG Company means a member of the Service Recipient Group.

Subsidiaries, of a company, shall mean its subsidiaries as defined under the Companies Ordinance (Cap 622 of the laws of Hong Kong) or the Listing Rules, and other companies considered by The Stock Exchange of Hong Kong Limited as its subsidiaries.

Term has the meaning given in Clause 3.

1.2	Interpretation: Except in a Schedule, headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise:

(a)	Words importing the singular include the plural and vice versa.

(b)	A reference to a clause, schedule or attachment is a reference to a clause of, schedule or attachment to, this Agreement.

(c)	A reference to a law includes a constitutional prov1s1on, treaty, decree, convention, statute, regulation, ordinance, by-law, judgment, rule of common law, civil law or equity, or a rule of an applicable stock exchange and is a reference to that law as amended, consolidated or replaced.

(d)	A reference to a document includes all amendments or supplements to that document, or replacement or novation of it.

Confidential	Page 4 of 16

INFORMATION TECHNOLOGY AND RELATED SERVICES AGREEMENT

(e)	HK dollars, dollars, HK$ or HKD is a reference to the lawful currency of Hong Kong.

(f)	A reference to the words "includes", "including" or "example" are references without limitation.

2.	Conditional Agreement:

This Agreement and the obligations of the Parties under this Agreement shall be subject to and conditional upon Regulatory Compliance in respect of this Agreement (the "Condition"). If the Condition is not fulfilled before 31 December 2020 (or such later date as the Parties may agree), this Agreement shall be of no effect without the necessity for either Party giving any notice to that effect and there shall be no claim under or in connection with this Agreement by either Party against the other.

3.	Term:

Subject to Clause 2, the term of this Agreement commences on the Effective Date and continues until 31 December 2022, unless earlier terminated in accordance with Clause 11 (the 'Term").

4.	Supply of Services:

4.1	The Service Provider will supply or procure the supply of the Services to the SRG Company with due care and skill in accordance with the provisions of this Agreement and/or the Specific Agreements in compliance with Laws.

4.2	The Service Provider agrees to provide the Services in accordance with the Service Levels.

4.3	The Service Provider shall ensure that all of its personnel who provides the Services are properly trained and competent, properly supervised and possess suitable skills, knowledge and experience for the delivery of the Services.

4.4	The Service Provider shall have the right to, in its sole discretion, request, designate or nominate any SPG Company to provide the Services.

4.5	Where any Service is provided by a SPG Company (other than the Service Provider) to a SRG Company (other than the Service Recipient):

(a)	the relevant invoice shall be issued by such SPG Company providing the Service to the relevant SRG Company which shall pay for the Service;

(b)	such SPG Company shall and the Service Provider shall procure such SPG Company to provide Services to the SRG Company, and such SPG Company shall be entitled to enter into Specific Agreement(s) directly with the relevant SRG Company in its own capacity for such Services;

(c)	the applicable provisions of this Agreement shall apply, mutatis mutandis, to such Services provided by such SPG Company to the relevant SRG Company under this Agreement;

(d)	any breach of this Agreement by the relevant SRG Company shall be deemed to be the breach of this Agreement by the Service Recipient; and

(e)	any breach of this Agreement by the relevant SPG Company shall be deemed to be the breach of this Agreement by the Service Provider.

5.	Annual Cap:

5.1	The Parties hereby agree that the Services provided by the SPG Company to the SRG Company under this Agreement and/or the Specific Agreements shall be provided normal commercial terms; the aggregate annual value of the Services provided in each Service Year under the Agreement and the Specific Agreements shall not exceed the Annual Cap in respect of that Service Year.

5.2	In the event that the aggregate annual value of the Services provided in a Service Year exceeds the Annual Cap, such transactions and their aggregate annual value will be subject to Regulatory Compliance.

Confidential	Page 5 of 16

INFORMATION TECHNOLOGY AND RELATED SERVICES AGREEMENT

6.	Service Fees:

In consideration of the supply of the Services, the relevant SRG Company receiving Services shall pay the Service Fees in accordance with the provisions of Schedule 4 of this Agreement and the Specific Agreements.

7.	Modification:

7.1	All modifications or amendments to this Agreement must be in writing and signed by both Parties and must specify which Clauses and Schedules are intended to be amended.

8.	Taxes:

8.1	Unless otherwise provided for in a Specific Agreement, the relevant SRG Company shall pay any applicable goods and services tax, value added tax, sales tax, business tax or any other similar taxes, duties or service fees on its payments to the SPG Company in accordance with applicable Law. All other taxes, including any taxes that are imposed on the profits, income, property or capital of a SRG Company or SPG Company or taxes imposed by reason of being incorporated in Hong Kong or the carrying on a business in Hong Kong by the SRG Company or the SPG Company shall be paid by the SRG Company or the SPG Company respectively and shall not be passed through to each other.

8.2	If a SRG Company is required by Law to make a tax deduction or withholding ("Tax Deduction") from any payment to be made to the SPG Company under this Agreement, no additional payment will be made to the SPG Company and the relevant SRG Company will make the Tax Deduction to the relevant taxing authority any payment requirement in connection with that Tax Deduction, within the time allowed by relevant Law, from any amounts that are paid or payable to the SPG Company, including amounts that are paid or payable after the initial obligation to withhold arises.

8.3	Within ten (10) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction the relevant SRG Company shall provide the SPG Company with such receipts or certificates, evidencing the deduction and payment of tax made to the relevant taxation authority under Clause 8.2.

8.4	It is currently assumed that the relevant SPG Company and the SRG Company to be providing / receiving the Services are both companies incorporated in Hong Kong. Where any part of the Services is provided by or received by a company incorporated outside Hong Kong, the relevant SPG Company and the SRG Company shall further agree on any appropriate tax-related provisions that shall be included in the Specific Agreements in respect of such part of the Services.

9.	Records:

9.1	Each Party shall keep and maintain accurate records relating to the Services performed and records detailing the Services ordered by the Service Recipient and calculation of invoiced Service Fees.

9.2	Each Party will upon reasonable request of the other Party, provide copies of such records to the other Party as may be reasonably necessary to verify the performance of the Services and the calculation of the Service Fees, in accordance with the provisions of this Agreement.

9.3	Each Party agrees that it will fully co-operate with the other Party in respect of provision of information as may be required by Law or any Regulatory Authority to which jurisdiction the other Party or its holding company is subject. Without affecting the generality of the above and for the avoidance of doubt, so long as a Party's holding company remains listed on The Stock Exchange of Hong Kong Limited, the other Party shall allow the auditors of the first-mentioned Party sufficient access to their records for the purpose of reporting on the transactions contemplated under this Agreement or for the purpose of compliance with Listing Rules.

Confidential	Page 6 of 16

INFORMATION TECHNOLOGY AND RELATED SERVICES AGREEMENT

10.	Limitation of Liability:

10.1	Nothing in this Agreement excludes or limits a Party's liability under or in connection with this Agreement in respect of death or personal injury caused by the Party's negligence. Nothing in this Clause 10 limits the Service Recipient's obligation to pay the Service Fees.

10.2	Subject to Clause 10. 1 and the provisions of the Specific Agreements, each Party'sliability under or in connection with this Agreement whether arising from contract, tort, negligence or otherwise shall be excluded or limited to an amount equal to the total amount of Service Fees paid and payable by the Service Recipient to the Service Provider under this Agreement.

10.3	Neither Party shall be liable for any indirect, special, consequential, collateral, incidental or loss or damages including loss of business, revenue, profit, whether or not the Party was or should have been aware of the possibility that such damage could occur.

11.	Termination and Expiry:

11.1	Early Termination:

Either Party may terminate this Agreement without cause by giving the other Party at least 6 months'prior written notice.

11.2	Termination on Default:

A Party may terminate this Agreement with immediate effect by giving written notice to the other Party if:

(a)	such other Party has breached a material term of this Agreement and has not remedied such breach within fourteen (14) days of written notice from the terminating Party; or

(b)	such other Party (i) has a receiver or an administrative receiver appointed or passes a resolution for winding-up (other than for the purposes of a bona fide scheme of solvent amalgamation or reconstruction) or a court of competent jurisdiction shall make an order to that effect; (ii) becomes subject to an administrative order or enters into any voluntary arrangement with its creditors; or (iii) ceases or threatens to cease to carry on business or analogous event in the jurisdiction in which the such other Party is incorporated; or

(c)	the Service Provider or any SPG Company is prohibited from supplying all the Services, Support Services and Equipment under any applicable law.

11.3	Termination due to Force Majeure Event:

Either Party may by written notice to the other Party, terminate this Agreement if a delay in the performance of a material obligation of either Party due to a Force Majeure Event extends for more than 90 consecutive days.

11.4	The expiry or termination of this Agreement shall not, by itself, affect the validity and effectiveness of the Specific Agreements. Upon the expiration or termination of this Agreement, the respective SRG Company and the SPG Company shall continue to perform their obligations under the Specific Agreements, provided that if such performance results or is reasonably expected to result in any non-compliance with the Listing Rules by the SPG Company, the relevant SRG Company and the SPG Company shall discuss in good faith for the necessary amendments to the Specific Agreements, failing which the relevant SPG Company shall be entitled to terminate the relevant Specific Agreements by notice at any time.

11.5	The expiration or termination of this Agreement shall:

(a)	not operate as a waiver of any breach by a Party of any of its provisions;

(b)	be without prejudice to any rights, liabilities or obligations which a Party has accrued up to the date of expiration or termination; and

(c)	not extinguish or otherwise affect the provisions of this Agreement which by their nature survive such expiration or termination.

Confidential	Page 7 of 16

INFORMATION TECHNOLOGY AND RELATED SERVICES AGREEMENT

12.	Compliance with Laws:

Each Party agrees at its cost and expense to obtain all necessary regulatory approvals applicable to its business, to obtain any necessary licenses or permits for its business and to comply with all Laws, regulations, ordinances and codes applicable to such Party or its business.

13.	Costs:

Except as otherwise provided in this Agreement, each Party will bear its own costs in performing this Agreement.

14.	Intellectual Property Rights:

Save as may be otherwise agreed in writing from time to time under the Specific Agreements, the Intellectual Property Rights in respect of all data, documentation, reports and all other information created, developed, written, derived from, subsisting in, used, provided or produced by a Party in the course of or pursuant to this Agreement shall vest and remain vested in that Party solely.

15.	Confidential Information:

15.1	Each Party shall keep secret and confidential any and all written and/or oral information of any kind relating to this Agreement (including the terms and existence of this Agreement) or the supply of Services whether obtained from the other Party or otherwise before or after the execution of this Agreement.

15.2	A receiving Party may only disclose the same to those of its employees or sub-contractors directly involved with the Services, only to the extent necessary for each of them to perform their duties and only if such persons agree to keep the information confidential.

15.3	The foregoing obligations shall not apply, however, to any part of such information which:

(a)	was already in the public domain or which becomes so through no fault of the receiving Party,

(b)	was already known to the receiving Party prior to receipt of the information from the disclosing Party;

(c)	was disclosed to the receiving Party by a third party owing no duty of confidentiality towards the disclosing Party in respect of the information;

(d)	is approved for release by prior written authorization by the disclosing Party; or

(e)	is required to be disclosed by Law, pursuant to a judicial order or a request from a stock exchange on which either of the Parties or its direct or indirect holding company is listed.

15.4	Subject to the provisions in Clause 15.3, these obligations of confidentiality shall continue during the Term and for two (2) years after the expiration or termination of this Agreement.

16.	Personal Data Privacy:

Where supply of the Services involves the handling of Personal Data, the Parties shall handle, collect, process and generate the Personal Data in accordance with the Privacy Law.

Confidential	Page 8 of 16

INFORMATION TECHNOLOGY AND RELATED SERVICES AGREEMENT

17.	Warranties & Exclusions:

17.1	Warranties:

Each Party warrants and represents that:

(a)	it has all requisite rights, licenses, power and authority to enter into and perform its obligations and to grant the rights and licenses to the other Party, as set out in this Agreement; and

(b)	its execution of and performance under this Agreement does not conflict with, cause or constitute a default under any order, decree, judgment, agreement, arrangement, understanding or instrument to which it is, or will be, a party or is otherwise bound or is otherwise applicable to it.

17.2	Exclusions:

Except as expressly set forth in this Clause 17 and except as otherwise required by Law, neither Party makes, and each Party specifically excludes, any warranties, express or implied, under this Agreement, including any warranty of merchantability, fitness for a particular purpose, title and non-infringement, and warranties implied from course of dealing or performance.

18.	Sub-contracting:

Save as otherwise agreed by the Parties, the Service Provider shall not sub-contract the whole or any part of the Services to any third party except with the prior written consent of the Service Recipient, provided that the Service Provider may sub-contract the whole or any part of the Services to a Subsidiary without the prior written consent of the Service Recipient to the extent permitted by Laws. In the event the Service Provider sub-contracts the whole or any part of the Services pursuant to this clause 18, the Service Provider shall be fully responsible in all respects for the performance of the Services despite sub-contracting the performance of any part of the Services. The contract between the Service Provider and the sub-contractor shall not purport to release the Service Provider from any of its obligations under this Agreement.

19.	Assignment:

19.1	The Service Recipient shall be entitled, at any time by notice in writing to the Service Provider, to assign, novate or otherwise transfer the Service Recipient's rights, title, benefits, interest, duties, obligations and liabilities under this Agreement to any SRG Company. Any such transferee shall also have the benefit of this Clause as if such transferee was named as the Service Recipient in this Agreement.

19.2	The Service Provider shall be entitled, at any time by notice in writing to the Service Recipient, to assign, novate or otherwise transfer the Service Provider's rights, title, benefits, interest, duties, obligations and liabilities under this Agreement to any SPG Company. Any such transferee shall also have the benefit of this Clause as if such transferee was named as the Service Provider in this Agreement.

19.3	Upon receiving any notice from the Service Recipient under Clause 19.1 or the Service Provider under Clause 19.2, the Parties shall do all such acts and things and execute all such documents as shall be reasonably required by the relevant transferor to effect such transfer.

20.	Force Majeure:

20.1	Neither Party will be responsible for any failure to perform its obligations under this Agreement (other than the obligation to pay money) due to reasons beyond its reasonable control, such as acts of God, war, riot, embargoes, earthquake, typhoons, inclement weather, epidemics, acts of civil or military authorities, service outages resulting from equipment and/or software failure and/or telecommunications failures, power failures or network failures that are beyond its reasonable control (each a "Force Majeure Event").

20.2	If a Party's performance will be delayed by a Force Majeure Event, it will notify the other Party in writing with an estimate of the date by which its performance will be resumed, and will diligently attempt to resume its performance.

Confidential	Page 9 of 16

INFORMATION TECHNOLOGY AND RELATED SERVICES AGREEMENT

21.	General Provisions:

21.1	Entire Agreement: This Agreement and the Specific Agreements together constitute the entire agreement between the Parties with respect to its subject matter, and supersedes all prior agreements and understandings with respect to its subject matter provided that, for the avoidance of doubt, this Clause shall not terminate or affect the validity or the terms of the Specific Agreement(s) between the Parties (or between the SPG Company and the SRG Company) with respect to the same subject matter which were entered into before the date of this Agreement. To the extent there is any conflict or inconsistency between the terms of this Agreement and the Specific Agreements, the Specific Agreements shall prevail, save for clause 5.

21.2	Rights of third parties: Save for a SRG Company and a SPG Company, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce any term of, or enjoy any benefit under, this Agreement. No consent from the persons referred to in this clause is required for the Parties to vary or rescind this Agreement.

21.3	Governing Law: This Agreement will be governed by the laws of Hong Kong. All disputes in connection with this Agreement will be subject to the non-exclusive jurisdiction of the courts of Hong Kong.

21.4	Severability: If any provisions of this Agreement are found invalid by a tribunal of competent jurisdiction, they are to that extent deemed omitted without affecting the validity of the remaining provisions.

21.5	Survival: The Parties' rights and obligations, which, by their nature would continue beyond the expiration or termination of this Agreement, or where the context so requires, shall survive any such expiration or termination of this Agreement.

21.6	Waiver: Neither waiver of any particular breach or default, nor any delay in exercising any rights, will constitute a waiver of any subsequent breach or default.

21.7	Consent and Approval: Whenever this Agreement requires a Party's consent or approval, it will not be unreasonably withheld or delayed.

21.8	Notices: Each notice, demand, consent or other communication given or made under this Agreement shall be in writing and delivered or sent to the addresses or facsimile numbers set out in Schedule 1 and shall be deemed to have been delivered (a) if sent by post, five (5) Business Days after the date of mailing thereof; (b) if delivered in person, when actually delivered to the relevant address; and (c) if given or made by facsimile, upon receipt of a printed transmission report confirming receipt.

21.9	Independent Contractors: The relationship of the Service Provider and the Service Recipient is that of independent contractors. Nothing in this Agreement: (a) gives either Party the power to direct or control the day-to-day activities of the other Party; (b) constitutes the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint undertaking, or (c) except as expressly provided herein, permits a Party to create or assume any obligation on behalf of the other Party.

21.10	Counterparts: This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together constitute one instrument.

Confidential	Page 10 of 16

INFORMATION TECHNOLOGY AND RELATED SERVICES AGREEMENT

Execution:

Executed by the Parties as an agreement:

Signed for and on behalf of PCCW Solutions Limited
Signature:		[***]
Name:	[***]
Title:	[***]

Signed for and on behalf of FWD GROUP MANAGEMENT HOLDINGS LIMITED
Signature:
Name:
Title:

Confidential	Page 11 of 16

INFORMATION TECHNOLOGY AND RELATED SERVICES AGREEMENT

Execution:

Executed by the Parties as an agreement:

Signed for and on behalf of PCCW Solutions Limited
Signature:
Name:
Title:

Signed for and on behalf of FWD GROUP MANAGEMENT HOLDINGS LIMITED
Signature:	[***]
Name:	[***]
Title:	[***]

Confidential	Page 12 of 16

INFORMATION TECHNOLOGY AND RELATED SERVICES AGREEMENT

Schedule 1 (Contact Details)

1.	Service Provider:

PCCW SOLUTIONS LIMITED, a company incorporated in Hong Kong whose registered office is at 41st Floor, PCCW Tower, Taikoo Place, 979 King's Road, Quarry Bay, Hong Kong

Address for Notice:

PCCW Solutions Limited
Attention: [***]
41st Floor, PCCW Tower,
Taikoo Place, 979 King's Road,
Quarry Bay, Hong Kong
Facsimile Number: [***]

2.	Service Recipient:

FWD GROUP MANAGEMENT HOLDINGS LIMITED, a company incorporated in Hong Kong whose registered office is at 28/F, FWD Financial Centre, 308 Des Voeux Road Central, Hong Kong

Address for Notice:

FWD Group Management Holdings Limited
Attention: [***]
13/F, 14 Taikoo Wan Road, Taikoo Shing, HongKong
Facsimile Number: [***]

Confidential	Page 13 of 16

INFORMATION TECHNOLOGY AND RELATED SERVICES AGREEMENT

Schedule 2 (Services)

1.	Description of Services

1.1	Provision of information technology solutions and services such as software development and system implementation, hosting and managed services.

1.2	Provision of data centre leasing services and ancillary and related facilities and services.

1.3	Provision of hardware, software, services and network procurement and maintenance services.

1.4	Provision of SD Wan connectivity service

1.5	Provision of such other ancillary and related services as may be agreed by the respective SPG Company and the SRG Company from time to time.

Confidential	Page 14 of 16

INFORMATION TECHNOLOGY AND RELATED SERVICES AGREEMENT

Schedule 3 (Service Levels)

1.       The Services shall be provided at such Service Levels to be agreed in the Specific Agreements.

Confidential	Page 15 of 16

INFORMATION TECHNOLOGY AND RELATED SERVICES AGREEMENT

Schedule 4 (Service Fees)

1.	Service Fees

	Service element:		Service Fees:
	1.1	Provision of infom1ation technology solutions and services such as software development and system implementation, hosting and managed services

Fees to be determined based on actual level of usage of services, such as the number of application and support servers installed and number of support staff required during the construction process and maintenance period, as well as the current market price with adjustment based on the Consumer Price Index annual growth factor forecasted by Bloomberg, as agreed by the respective SPG Company and the SRG Company under the Specific Agreements

	1.2	Provision of data centre leasing services and ancillary and related facilities and services

Fees to be detem1ined based on the infrastructure and systems requirements as provided on a monthly basis. One -time setup or configuration charges may also be applicable. [***]% annual price increment to reflect inflation and market outlook

	1.3	Provision of hardware, software, services and network procurement and maintenance services	Fees to be determined based on the volume and value of hardware, software, services and network services supplied.
	1.4	Other services	To be agreed by the respective SPG Company and the SRG Company from time to time

2.	Invoicing & Payment of Service Fees:

2.1	Unless otherwise provided for in a Specific Agreement, the Service Fees are payable within 30 days of receipt of a valid invoice issued by the relevant SPG Company.

2.2	The relevant SPG Company shall issue invoices directly to the relevant SRG Company which has received the Services.

Confidential	Page 16 of 16